Exhibit 10.49

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 20, 2011, between THE COAST DISTRIBUTION SYSTEM, INC., a Delaware corporation (the “Company”), and JAMES MUSBACH (“Executive”). For ease of reference, the Company and Executive shall sometimes be referred to in this Agreement, collectively, as the “Parties” and, individually, as a “Party” and certain other terms used in this Agreement shall have the respective meanings set forth in Section 1 hereof.

R E C I T A L S:

A. Executive is currently employed as the Company’s President and Chief Executive Officer (“CEO”).

B. The Parties desire to set forth the material terms of Executive’s employment with the Company in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the respective promises of each Party made to the other in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the Parties, it is agreed as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings given to then below.

1.1 An “Affiliate” of the Company means any individual, entity or organization that controls, is under common control with or is controlled by the Company.

1.2 The terms “beneficially owned” or “owned beneficially” and “beneficial ownership” shall have the meanings given to such terms in or by Securities and Exchange Commission Rule 13d-3 under the Exchange Act, or any successor rule thereto.

1.3 The term “Company” shall mean The Coast Distribution System, Inc. and, in the event that it consummates a merger, consolidation or other reorganization in which it is not the Surviving Person, the term “Company” thereafter shall mean the Surviving Person in such merger, consolidation or other reorganization (whether or not such merger, consolidation or other reorganization constitutes a Change in Control of the Company.

1.4 The term “Cause” shall mean the occurrence of any of the following:

(a) Executive’s conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude;

(b) Executive’s commission of an act that subjects the Company, or any Affiliate of the Company to any material civil liabilities or penalties or any criminal penalties or fines, any conduct by Executive that constitutes unlawful harassment, discrimination or retaliation, or which, in the good faith judgment of the Board, is detrimental to the Company’s reputation or its competitive position within any of its markets (including the use or possession of any controlled substance, chronic abuse of alcoholic beverages, moral turpitude or the like);

(c) Executive’s breach or violation of (i) any of his covenants in his Employee Confidentiality Agreement, (ii) any conflict of interest, ethics or employment policies from time to time adopted by the Board and made applicable to all Company employees generally or those applicable more specifically to financial executives or executive officers of the Company, (i) which continues unremedied for a period of ten (10) days following written notice thereof to Executive from the Company or (ii) which the Board of Directors determines is not susceptible of cure within such 10-day time period;

(d) Executive’s breach or violation of any of his material covenants or obligations contained in this Agreement (i) which continues unremedied for a period of fifteen (15) days following written notice thereof from the Company to Executive or (ii) which the Board of Directors determines is not susceptible of cure within such 15-day time period;

(e) Executive’s gross negligence, willful misconduct or reckless disregard of material and adverse consequences of Executive’s decisions or actions, as determined by the Board of Directors; and

(f) Executive’s insubordination with respect to any lawful direction of the Board or Executive’s failure, on at least two separate occasions, to perform his material duties as Chief Executive Officer other than due to his illness or his Disability (as defined below).

1.5 A “Change in Control” of the Company shall be deemed to have occurred if:

(a) There is consummated:

(i) any consolidation or merger of the Company with another Person, if (A) the Company is not the Surviving Person therein, or (B) the shares of the Company’s Common Stock are converted into cash, securities or other property, provided, however, any such merger or consolidation shall not constitute a Change in Control if the holders of the Company’s common stock immediately prior to such merger or consolidation will own, in the aggregate, at least 50% of the outstanding shares of Voting Securities of the Surviving Person or its Parent (if any) immediately after consummation of such merger or consolidation; or

(ii) any sale, exchange or other transfer (in one transaction or a series of related transactions during the 12-month period ending on the date of the most recent transaction) of all, or substantially all, of the assets of the Company, provided, however, that such sale, exchange or other transfer shall not constitute a Change in Control if (A) the Person acquiring such assets is a corporation or other entity in which the holders of the Company’s common stock immediately prior to such transaction will own, in the aggregate, at least 50% of the outstanding Voting Securities of the Person acquiring such assets, or of the Parent thereof (if any), immediately after consummation of such transaction, or (ii) such Person is a “related person” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii)(B); or

(b) any Person or group of Persons, acting in concert (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), shall directly or indirectly acquire (other than in or as a result of a transaction described in Paragraph 1.5(a) above) beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s then outstanding securities, unless (i) the Person or group making such acquisition of beneficial ownership (the “Acquiring Person”) was (A) the Company or an Affiliate of the Company, (B) the beneficial owner of more than 20% of the outstanding Voting Securities of the Company immediately prior to the acquisition, (C) an employee benefit plan of Company or any of its Affiliates or a trustee or other fiduciary holding securities under any such employee benefit plan, or (D) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (ii) the transaction that caused such Acquiring Person’s beneficial ownership to exceed fifty percent (50%) of the outstanding Voting Securities of the Company was either (X) a repurchase by the Company of its own Voting Securities or (Y) a purchase of Voting Securities of the Company in a firmly underwritten public offering of Voting Securities of the Company; or

(c) Over a period of twenty-four (24) consecutive months or less, there is a change in the composition of the Company’s Board of Directors (the “Board”) such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

Notwithstanding the foregoing, however, a “Change in Control” of the Company shall not be deemed to have occurred within the meaning of this Section 1.5, solely as the result of any acquisition of Voting Securities by the Company or any subsidiary thereof that has the effect of (i) reducing the number of the Company’s outstanding Voting Securities, or (ii) increasing the beneficial ownership of the Company’s Voting Securities by any Person to more than fifty percent (50%) of the Company’s outstanding Voting Securities; provided, however, that, if any such Person shall thereafter become the direct or indirect beneficial owner of any additional Voting Securities of the Company (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns more than fifty percent (50%) of the then outstanding Voting Securities of the Company, then, a “Change in Control” shall be deemed to have occurred for purposes of this Section 1.5.

1.6 Disability. The terms “Disability” and “Disabled” shall mean Executive’s incapacity due to physical or mental illness that causes the Executive to be absent from his duties with the Company on a full-time basis for three (3) consecutive months or a period of one hundred eighty (180) non-consecutive days in any twelve (12) month period. In the event there is a dispute over whether the Executive is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by the Company, to conduct a physical or, in the case of an alleged mental disability a psychiatrist to conduct a psychological, examination of the Executive and Executive agrees to submit to such examination in the event of such a dispute. The determination of such physician or psychiatrist (as the case may be) shall be binding on and non-appealable by the Parties. Any refusal or failure of Executive to submit to such a physical or psychological examination shall, for purposes of this Agreement, constitute Executive’s admission that he is Disabled.

1.7 The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor act thereto.

1.8 “Good Reason Event”. Each of the following actions that results from a Change in Control of the Company or that is taken ( whether by the Company or a Surviving Person) on the date of or at any time within twelve (12) months following a Change in Control of the Company shall constitute a “Good Reason Event”:

(a) Executive’s employment with the Company is terminated without Cause by the Company or the Surviving Person (if other than the Company); or

(b) Executive’s authority, duties or responsibilities with Company or the Surviving Person (if other than the Company) is materially reduced or Executive’s principal position with Company or the Surviving Person (if other than the Company) in a manner or to an extent that constitutes or would generally be considered to constitute a demotion of Executive; provided, however, that if either of the foregoing actions is taken by the Company or the Surviving Person as a result of (i) the Disability of Executive, or (ii) any acts or omissions of Executive or any other occurrence that would entitle Company or the Surviving Person to terminate Executive’s employment hereunder for Cause, then such action shall not entitle Executive to terminate his employment for Good Reason pursuant to Section 6.1 of this Agreement; or

(c) Executive’s base salary or base compensation is reduced below the amount thereof as prescribed by this Agreement, unless such reduction is made (i) as part of an across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of Company or the Surviving Person (if other than the Company), rather than discriminatorily against Executive, or (ii) by and at the election of the Company or the Surviving Person (if other than the Company) due to Executive’s Disability or any acts or omissions of Executive or other occurrence that would entitle Company or the Surviving Person to terminate Executive’s employment for Cause; or

(d) The Company or the Surviving Person (if other than the Company) breaches any of its material obligations to Executive under this Agreement and fails to cure such material breach prior to the expiration of a period of thirty (30) days following the giving of a written notice from Executive to the Company or the Surviving Person (if other than the Company) of such breach which sets forth, in reasonable detail, the actions, facts or circumstances that Executive is asserting constitute such a breach by the Company.

1.9 “Good Reason Termination” means a termination by Executive of his employment and all other positions that he may hold with the Company or a Surviving Person (if other than the Company), its Parent or any subsidiary thereof, effectuated by Executive in accordance with the requirements of Section 6.1, due to the occurrence of a Good Reason Event at the time of or at any time within (but not later than) twelve (12) months following a Change of Control of the Company.

1.10 “Good Reason Termination Notice” means a written notice given by Executive to the Company or a Surviving Person (if other than the Company) which (i) states that Executive is irrevocably terminating his employment with the Company or the Surviving Person (if other than the Company), and all other positions he may hold with the Parent (if any) or any subsidiary thereof, pursuant to Section 6.1 hereof due to the occurrence of a Good Reason Event and (ii) sets forth a description, in reasonable detail, of such Good Reason Event. To be effective, a Good Reason Termination Notice must be given by Executive to the Company or the Surviving Person (if other than the Company) within not more than fifteen (15) days immediately following the date the Executive is first notified in writing of the occurrence of a Good Reason Event.

1.11 The term “Parent” of a corporation or other entity means any Person that is the beneficial owner, directly or indirectly, of a majority of the Voting Securities (as defined below) of that corporation or other entity.

1.12 The terms “Person” and “person” mean any natural person and any corporation, limited liability company, general or limited partnership, joint venture, trust, estate or any other organization or entity.

1.13 “Surviving Person” shall mean the corporation or other entity that is the surviving or continuing corporation or entity in a merger or consolidation of the Company with another corporation or entity, whether that is the Company or another party to such merger or consolidation.

1.14 The term “Voting Securities” of any Person that is a corporation means the combined voting power of that Person’s then outstanding securities having the right to vote in an election of that Person’s directors. The term “Voting Securities” of any Person, other than a corporation, such as a partnership or limited liability company, shall mean the combined voting power of that Person’s outstanding ownership interests that are entitled to vote or select the individuals (such as the managers of a limited liability company) that have substantially the same authority or decision-making powers with respect to such entity that are generally exercisable by directors of a corporation.

1.15 The term “Code” means the Internal Revenue Code of 1986 as has been amended to date and as may be amended hereafter and any successor statute thereto that may be promulgated during the term of this Agreement.

2. Employment as Chief Executive Officer.

2.1 Continued Employment of Executive. The Company shall continue to employ Executive as the Company’s Chief Executive Officer for the term of this Agreement as set forth in Section 3 hereof. Executive hereby accepts such employment and agrees to serve in that position in accordance with the terms and subject to the conditions contained in this Agreement. Executive shall perform his duties and responsibilities as the Company’s CEO fully, faithfully and in a diligent and timely manner throughout the term of his employment with the Company and will, in his capacity as CEO, report to the Board of Directors of the Company (the “Board of Directors” or the “Board”).

2.2 CEO Responsibilities. As the Company’s CEO, Executive shall be responsible for (i) the formulation of strategic and business plans and initiatives for the Company and its subsidiaries and, upon their approval by the Board, their implementation, (ii) the supervision of the senior management personnel of the Company and its subsidiaries, (iii) the financial performance and financial condition of the Company and its subsidiaries, and (iv) the accuracy and completeness of the Company’s financial and public reporting, including the reports filed with the Securities and Exchange Commission, subject to the oversight of the Company’s Board. Executive also shall perform such other duties as may be assigned from time to time to Executive by the Board, provided that such duties are commensurate with those customarily assigned to chief executive officers of public companies with revenues and market capitalizations comparable to that of the Company. Executive hereby represents and warrants that, except as may otherwise have been disclosed in writing to the Company, he is under no contractual or other commitments (written or oral) that are inconsistent or would interfere with the performance of his duties as the Company’s CEO, including, but not limited to, any non-competition, trade secret or confidentiality or similar agreements. In addition, Executive also represents that none of the information that he needs or will use in performing his duties as the Company’s CEO was obtained from any Person who employed Executive in the past as an employee or engaged Executive’s services as an non-employee consultant or advisor.

2.3 Employee Confidentiality Agreement. Concurrently herewith Executive shall execute and deliver to the Company an Employee Confidentiality Agreement in a form reasonably acceptable to the Company.

3. Term of Employment. Unless sooner terminated as provided in Section 5 or Section 6 below, the term of Executive’s employment with the Company as its CEO shall continue until and shall end on December 31, 2012 (the “Employment Expiration Date”).

4. Compensation and Benefits. Executive’s compensation for all services rendered to the Company or to any of its Affiliates (as hereinafter defined in this Agreement) shall be as follows:

4.1 Salary. Executive will receive an base annual salary of Two Hundred Thirty-Seven Thousand Five Hundred Dollars ($237,500) (the “Annual Salary”), which shall be payable in installments at the times set forth in and in accordance with the Company’s customary payroll policies, less tax and other required withholdings. Executive’s Annual Salary may be (i) increased from time to time during the term of his employment with the Company and (ii) may be reduced as part of an across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of Company or the Surviving Person (if other than the Company), rather than discriminatorily against Executive, or by and at the election of the Company or the Surviving Person (if other than the Company) due to Executive’s Disability or any acts or omissions of Executive or other occurrence that would entitle Company or the Surviving Person to terminate Executive’s employment for Cause, in each case as and to the extent determined by the Compensation Committee of the Board (the “Compensation Committee”). If Executive’s employment terminates other than on the last business day of any calendar month, the salary payable to Executive for such month shall be pro-rated based on the number of days in such month that Executive was employed by the Company as its CEO.

4.2 Incentive or Bonus Compensation. During the term of his employment as the Company’s CEO, Executive will be entitled to participate in cash and equity incentive or bonus programs adopted by the Board of Directors or the Compensation Committee that are generally made available to the Company’s executive officers, subject to the eligibility requirements and the other terms and conditions thereof, including any performance, time or other vesting conditions; provided that it is understood and agreed that neither the Board of Directors nor its Compensation Committee shall be obligated to adopt any such incentive or bonus programs.

4.3 Employee Benefits. During the term of Executive’s employment as the Company’s CEO, he will be entitled to participate in those employee benefit programs that are generally made available to other full time employees of the Company, subject to the eligibility requirements thereof, including, without limitation, health insurance coverage for him and his immediate family, paid vacation which shall accrue in accordance with the Company’s applicable vacation policy, and any 401k or other ERISA compliant retirement savings plans.

4.4 Reimbursement of Expenses. Executive shall be entitled to be reimbursed promptly for the reasonable out-of-pocket expenses incurred by him in the performance of his duties for the Company, in accordance with and subject to the Company’s expense reimbursement policies as in effect from time to time. Without limiting the Company’s obligation pursuant to the preceding sentence, but subject to Executive’s compliance with the Company’s expense reimbursement policies, reimbursements of any such expenses shall (a) be paid to the Executive no later than sixty (60) days following the end of the calendar year in which the expenses were incurred, (b) the right to reimbursement during the year will not affect reimbursements or in-kind benefits provided to the Executive in any other year, and (c) the Executive’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

4.5 Taxes and Withholdings. All compensation and benefits payable to Executive under this Agreement, including salary payments and any amounts that may become payable to him pursuant to Section 5 or Section 6 below, shall be paid net of any employment taxes and any other withholdings required pursuant to applicable law or under any Company employee benefit plans or programs in which Executive or his dependents participate.

5. Early Termination of Employment.

5.1 Termination of Executive’s Employment by the Company for Cause or by Executive without Good Reason. The Company may terminate Executive’s employment for Cause (as defined in Section 1.4 above), at any time effective on written notice to him. Executive may resign or terminate his employment with the Company at any time and for any reason effective on fifteen (15) days prior written notice to the Company. If Executive elects to resign or terminate his employment on 15 days’ prior written notice as provided above in this Section 5.1, the

Company may elect, instead, to terminate Executive’s employment for Cause effective immediately on written notice to Executive. On any termination of Executive’s employment pursuant to this Section 5.1, whether by the Company for Cause or by Executive for any reason, other than a termination of employment by Executive pursuant to Section 6.1 below, Executive shall become entitled to receive, and the Company’s sole obligation and liability to Executive shall be to pay Executive, any unpaid salary, together any unpaid employee benefits and any unused vacation, accrued to the effective date of such termination.

5.2 Termination of Employment due to Executive’s Disability or Death. Executive’s employment with the Company shall terminate immediately in the event of his Disability or death, and in either event, Executive or, in the case of his death, Executive’s estate, shall be entitled to receive, and the Company’s sole obligation and liability shall be to pay to Executive or his estate (as the case may be), Executive’s unpaid salary, any unpaid employee benefits and any unused vacation, in each case accrued to the effective date of such termination.

5.3 Termination by the Company without Cause.

(a) The Company may terminate this Agreement and Executive’s employment at any time without Cause, effective on fifteen (15) days’ prior written notice to Executive. Upon and by reason of any such termination of Executive’s employment by the Company without Cause, Executive shall become entitled to receive, and the Company’s sole and exclusive obligation and liability to Executive in such event shall be, to pay to Executive in a single lump sum payment the annual salary he would have received had he remained in the Company’s employ as its CEO until the earlier of the Employment Expiration Date or the first anniversary of the effective date of such termination of employment, together with any vested but unpaid employee benefits and any unused vacation, in each case accrued to the effective date of such termination of employment.

(b) If the Company breaches any of its material obligations to Executive under this Agreement and such breach continues unremedied for a period of thirty (30) days following the Company’s receipt of a written notice from Executive setting forth, in reasonable detail, the facts and circumstances which constitutes such breach, then Executive shall be entitled to terminate his employment with the Company effective on ten (10) days prior written notice to the Company. Upon any such termination by Executive of his employment, Executive shall become entitled to receive the same compensation that he would have received pursuant to Section 5.3(a) above to the same extent as if the Company had terminated his employment without Cause. Notwithstanding the foregoing, however, if any such breach occurs as a direct result of, or on or at any time within twelve (12) months following, a Change in Control of the Company, Executive’s rights and compensation and the obligations of the Company or a Surviving Person (if other than the Company) to him by reason of such breach of this Agreement shall be determined in accordance with and shall be governed by Section 6 below and not this Section 5.3(b).

5.4 Exclusivity of Remedies. In the event of any termination of Executive’s employment by the Company or by Executive pursuant to any of Sections 5.1, 5.2 or 5.3 hereof, the respective rights and remedies and the respective obligations of the Parties hereto set forth in this Section 5 shall constitute the sole and exclusive rights, remedies and obligations of the Parties arising out of or in connection with any such termination of Executive’s employment with the Company, and each Party expressly disclaims and waives any and all other rights or remedies it or he (as the case may be) would, but for the provisions of this Section 5.4, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

5.5 Effect of Termination of Employment on this Agreement and Executive’s other Positions with the Company. Upon a termination of Executive’s employment with the Company for any reason whatsoever, whether by the Company or Executive:

(a) this Agreement shall terminate and shall be of no further force or effect; provided, however, that (i) Section 1, this Section 5, and Sections 6, 7 and 8 of this Agreement, and (ii) Executive’s Employee Confidentiality Agreement shall survive any such termination of this Agreement; and

(b) Executive shall be deemed to have immediately resigned from all other positions he may have then held with the Company or any of its subsidiaries, including the position of a director of the Company and as a director of any of its subsidiaries, without the necessity of any further action by the Company or Executive to effectuate or evidence such resignations.

5.6 Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to this Section 5 or Section 6 below, are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no such amount shall be payable pursuant to this Section 5 or Section 6, as applicable, unless Executive’s termination of employment constitutes a “separation from service” with the Company, as such term is defined in Treasury Regulation § 1.409A-1(h) or any successor provision thereto (a “Separation from Service”), and (ii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then, such portion of the compensation payable to Executive pursuant to this Section 5 or Section 6 shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A of the Code. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 10 days following such expiration, without interest, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) or any successor provision thereto).

5.7 Exceptions to Payment Delay. Notwithstanding Section 5.6 above, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Section 5 or Section 6 shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9) with respect to separation pay plans, or Treasury Regulation § 1.409A-1(b)(4) with respect to short-term deferrals. Accordingly, the severance or post termination payments provided for in this Section 5 and Section 6 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant hereto or thereto by their terms, and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (A) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (B) the end of the calendar year in which Executive’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which Executive’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

6. Termination of Employment for Good Reason Following a Change in Control.

6.1 Good Reason Termination. Executive shall become entitled to terminate his employment for Good Reason and to receive the Severance Compensation provided for in Section 6.2 below, if (i) a Change in Control of the Company occurs while Executive is still employed as the Company’s CEO, (ii) a Good Reason Event (as defined in Section 1.8 hereof) occurs as a direct result of, or at the time of or within (but not later than) twelve (12) months following, the consummation of such Change in Control of the Company, and (iii) Executive terminates his employment and all positions he may hold with the Company or the Surviving Person (if other than the Company), due to the occurrence of such Good Reason Event by giving the Company or the Surviving Person (if other than the Company) a Good Reason Termination Notice within not more than fifteen (15) days immediately following the date on which Executive is first notified, whether by the Company or the Surviving Person (as the case may be), in writing of the occurrence of such Good (such 15-day period, the “Good Reason Notice Period”); provided, however, that, notwithstanding anything to the contrary that may be set forth above in this Section 6.1 or elsewhere in this Agreement, it is expressly agreed that Executive shall not be entitled to terminate his employment due to the occurrence of Good Reason Event on or within 12 months following the consummation of a Change in Control of the Company, if (x) the Company or the Surviving Person was required to take any of actions set forth in Section 1.8 in order to comply with any applicable laws or government regulations or any order, ruling, instruction or determination of any government agency having jurisdiction over Company or the Surviving Person or its Parent (if any); (y) Executive fails to give the Company or the Surviving Person, as the case maybe, the required Good Reason Termination Notice within the aforesaid fifteen (15) day

Good Reason Notice Period, or (iii) the Company or Surviving Person (as the case may be) rescinds the Good Reason Event by written notice given to Executive within fifteen (15) days of the receipt by the Company or the Surviving Person (as the case may be) of the Good Reason Termination Notice from Executive. For the avoidance of any doubt, if Executive fails to give a Good Reason Termination Notice to the Company or the Surviving Person (if other than the Company) within the 15-day Good Reason Notice Period, Executive shall be deemed to have consented to the taking by the Company or the Surviving Company (as the case may be) of the action constituting the Good Reason Event and shall not be entitled to receive the Severance Compensation set forth in Section 6.2 below due to the occurrence of such Good Reason Event.

6.2 Severance Compensation upon a Termination Pursuant to Section 6.1. Subject to Sections 5.6, 5.7, 6.3, 6.4 and 6.5 hereof, upon a termination of Executive’s employment pursuant to and meeting the applicable conditions of Section 6.1 above (a “Section 6 Termination”), then, in lieu of any further salary or other compensation or benefits that would otherwise be due to Executive under this Employment Agreement, or otherwise, for periods subsequent to the date of such Section 6 Termination, Executive shall become entitled to receive the following severance compensation and benefits:

(a) Accrued but Unpaid Amounts. All of Executive’s unpaid salary, vested but unpaid benefits and unused vacation accrued to the effective date of such Section 6 Termination.

(b) Salary Benefit. An amount, payable at the time and in the manner set forth in Section 6.3 below, equal to one (1) times the Annual Salary being paid to Executive under this Employment Agreement as of the date of such Section 6 Termination.

(c) Medical Insurance Continuation Benefit. Upon a timely election by Executive of continuation coverage under COBRA following a termination of his employment for Good Reason pursuant to Section 6.1, the Company, or the Surviving Person (if other than the Company) will pay one hundred percent (100%) of Executive’s COBRA premiums for medical insurance coverage as in effect on the day immediately preceding the effective date of such termination of employment for a period ending (i) eighteen (18) months following such termination of employment or (ii) on the date Executive obtains employment with another employer that makes health insurance available to him and his dependents (“Alternative Insurance Coverage”), whichever is the shorter period (the “Medical Insurance Continuation Benefit”). Executive agrees that if he obtains Alternative Insurance Coverage from another employer prior to the expiration of the above-mentioned 18-month period, he shall promptly notify the Company thereof. Each medical insurance premium payment made pursuant to this Section 6.2(c) shall be paid when due and shall be considered a separate payment for purposes of Section 409A of the Code.

(d) Acceleration of Vesting of Equity Incentives. All unvested stock options and unvested restricted shares shall automatically become fully vested without the necessity of any action by the Company or the Surviving Person (if other than the Company) or Executive.

Notwithstanding any other provision to the contrary that may be contained in this Agreement, under no circumstances, shall the Executive be permitted to exercise any discretion to modify the amount, timing or form of payment or benefit described in this Section 6.2.

6.3 Timing and Manner of Payment. The cash portion of any Severance Compensation that becomes payable to Executive as provided above in this Section 6 shall be paid as follows:

(a) Except as otherwise set forth in Paragraph 6.3(b) below, Executive shall be entitled to receive the payments referenced in Sections 6.2(a) and (b) in a single lump sum, less tax and other required or applicable withholdings, on the tenth (10th) business day following such Section 6 Termination.

(b) Notwithstanding the foregoing, however, if, on the date of the Section 6 Termination, the Company or the Surviving Person (if other than the Company) is a reporting company under the Exchange Act and Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment shall be made to Executive in a single lump sum on the first business day that occurs at the end of the period which commences on the date of the Section 6 Termination and ending six (6) months after the last day of the calendar month in which the date of such termination occurred.

6.4 No Requirement of Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Executive from other Persons after the date of a Section 6 Termination reduce any payments due to him under this Section 6, except as otherwise provided in Section 6.2(b) with respect to the Medical Insurance Continuation Benefit payable pursuant thereto.

6.5 Parachute Limitations. Notwithstanding anything in this Agreement to the contrary, if any compensation, payment, benefit or distribution by the Company or a Surviving Person (as the case may be) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then, the Severance Compensation payments shall be reduced to three (3) times Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder) less one dollar ($1.00).

6.6 Exclusivity of Remedies. In the event of a Section 6 Termination of Executive’s employment, the respective rights and remedies and the respective obligations of the Parties hereto set forth in this Section 6 shall constitute the sole and exclusive rights, remedies and obligations of the Parties arising out of or in connection with any such termination of Executive’s employment with the Company or the Surviving Person (as the case may be), and each Party expressly disclaims and waives any and all other rights or remedies it or he (as the case may be) would, but for the provisions of this Section 6.6, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

7. Release of Claims. It shall be a condition precedent to the obligation of the Company to pay Executive, and to the right of Executive to receive, the compensation and benefits set forth in Section 5.3 above or the Severance Compensation and benefits set forth in Section 6 above, that Executive shall (i) execute and deliver to the Company or the Surviving Person (if other than the Company), and not revoke, a separation and release agreement, in a form prescribed by Company or the Surviving Person, as the case may be (the “Separation Agreement”), and (ii) remain in full compliance with the Separation Agreement. Such Separation Agreement shall include, without limitation, a non-disparagement provision, a post-termination cooperation provision, a confidentiality provision, a covenant not to sue and a general release of all rights and claims, known or unknown, that Executive may have or may be entitled to assert against the Company, the Surviving Company or any of their past, present or future Affiliates, provided that such release shall not apply to Executive’s rights or the Company’s obligations under Section 5.3 or Section 6 (as the case may be) of this Agreement.

8. Miscellaneous.

8.1 No Other Agreements. This Agreement, together with the Employee Confidentiality Agreement and any existing agreements that provide for the grant or award of stock-based compensation to Executive by the Company (the “Other Agreements”) contain all of the terms and provisions relating to and governing the employment relationship between Executive and the Company and shall supersede any other prior or contemporaneous agreements or understandings (written, oral or implied) between Executive and the Company relating in any way to Executive’s employment as CEO of the Company.

8.2 Amendments and Waivers. This Agreement may be amended at any time, but only by a written instrument signed by both Parties. A waiver by either Party of any of its rights or any of the obligations of the other Party under this Agreement shall not be binding, effective or enforceable unless such waiver is set forth in an instrument in writing signed by the Party to be charged thereby. No failure to exercise and no delay on the part of either Party in exercising any right or power hereunder or granted by law will operate as a waiver thereof and any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.3 Severability. If any provision of this Agreement or of the Employee Confidentiality Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof (as the case may be) shall not be affected or impaired in any way.

8.4 Governing Law. This Agreement is made and is to be performed in the state of California and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

8.5 Arbitration.

(a) Arbitration. Any dispute between the Parties relating to this Agreement or any agreements entered into pursuant hereto, including any controversy or dispute regarding the enforceability or the interpretation of any of the provisions hereof or thereof, or with respect to any alleged or actual non-performance by a Party of its obligations hereunder or thereunder or with respect to Executive’s performance as the Company’s CEO, shall be resolved exclusively by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association. Any arbitration proceeding shall be held exclusively in Santa Clara County, California and any service of process in or in connection with any such proceeding shall be adequate if sent by certified or registered mail, postage prepaid to the address of the other Party last communicated in writing by such other Party to the Party initiating such arbitration. The determinations of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the Parties. Each Party shall bear and pay the fees and disbursements of the attorneys, accountants and expert witnesses incurred by such Party in any such arbitration proceeding.

(b) Waiver of Jury Trial. Each Party acknowledges that by agreeing to resolve any disputes between the Parties exclusively by arbitration, as provided in Section 8.5(a) above, such Party is waiving any right it or he may have to resolve such disputes or controversies by means of a trial by jury. EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY’S RIGHTS TO A TRIAL BY JURY IN ANY SUCH ARBITRATION OR OTHER PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT OR TO ANY OF THE OTHER MATTERS SET FORTH IN SECTION 8.5(a) ABOVE, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH ARBITRATION PROCEEDING SHALL BE THE ARBITRATOR.

(c) Exception for Equitable Relief. Notwithstanding anything to the contrary that may be contained above in this Section 8.5, each Party shall have the right to petition and obtain from any court of competent jurisdiction any equitable remedies, including temporary, preliminary and permanent injunctive relief, to obtain a halt to any breach of this Agreement, or to prevent a threatened breach of this Agreement from taking place or to obtain specific performance of any of the obligations of the other Party hereunder, and it is further expressly agreed by the Parties that, in the event any action or proceeding is brought in equity to obtain any such relief or remedies, no Party will urge, as a defense thereto, that there is an adequate remedy available at law and no Party seeking such relief shall be obligated to post a bond or other security as a condition to the granting of any such remedies or the continued effectiveness thereof.

8.6 Rules of Construction and Certain Additional Definitions. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or applying any of the terms or provisions of this Agreement, and all such terms and provisions shall be construed in accordance with their fair meanings, and not strictly for or against any party hereto. Unless the context in which such terms are used clearly and unambiguously indicates otherwise, for purposes of this Agreement (i) the term “or” shall not be exclusive, (ii) the terms “including” and “include” shall not be limiting and shall mean “including, but not limited to,” and “include without limitation”, (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not to the specific section, subsection, paragraph or clause where such terms may appear, and (iv) whenever required by the context, the masculine gender shall include the feminine and neuter genders, and vice versa and the singular shall include the plural, and vice versa.

8.7 Restrictions on Assignment and Delegation. No Party may transfer or assign any of its rights or delegate any of its obligations under this Agreement and any attempt to do so shall be null and void; provided, however, that the Company shall be entitled, without the necessity of having to obtain the consent of Executive, to assign this Agreement and delegate its duties hereunder to any corporation or other entity that acquires a majority or more of the outstanding common stock or all or substantially all of the assets of the Company, whether by purchase, merger, consolidation or otherwise.

8.8 Binding on Successors. Subject to Section 8.7 above, this Agreement shall inure to and be binding on the Parties and their respective heirs, legal representatives and successors and assigns.

8.9 Headings. Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

8.10 Counterparts. This Agreement may be executed in any number of counterparts, and each of such signed counterparts, including any photocopies or facsimile copies thereof, shall be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written:

THE COAST DISTRIBUTION SYSTEM, INC.

By:	/s/ THOMAS R. McGUIRE
Thomas R. McGuire, Executive Chairman

EXECUTIVE:

/s/ JAMES MUSBACH
James Musbach